Exhibit 99.1

AN2 Therapeutics Reports Data from the Phase 3 Portion of Previously Terminated EBO-301 Study and Outlines Future Milestones from Boron Chemistry Pipeline

EBO-301 truncated Phase 3 study (n=97) misses primary endpoint; results unable to confirm clinical efficacy observed in Phase 2 study, patients had underlying severe, advanced MAC lung disease

Extensive enabling NTM data provides potential path forward in M. abscessus lung disease

Company focus remains centered on boron chemistry pipeline with initiation of high impact clinical programs in infectious diseases and an emerging oncology portfolio

Initiated start up activities for Phase 1 first in human study in healthy volunteers of AN2-502998, under development to treat chronic Chagas disease

Topline data for standard-of-care melioidosis observational trial expected in 2Q25; Phase 2 study planned for 2H25 with goal of reducing mortality from observed rates approaching 40%

First oncology compound(s) from boron chemistry platform on track to advance into development in 2H25; targets best-in-class profiles with fully owned IP; novel oncology compounds target ENPP1, PI3Kα and other undisclosed targets for solid tumor indications

Company extends cash runway into 2028, implements strategic measures to optimize operations and enhance shareholder value

Menlo Park, CA – May 1, 2025 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform, today announced topline results from the Phase 3 portion of the EBO-301 study evaluating epetraborole on top of an optimized background regimen (EBO+OBR) in treatment-refractory MAC lung disease.

The truncated Phase 3 portion of the study did not meet its primary endpoint on improvement of Quality of Life – Bronchiectasis (QOL-B) respiratory domain patient reported outcome instrument (change from baseline to month 6). The study population included patients with severe, advanced MAC lung disease with a long duration of disease, high rates of cavitary/fibrocavitary disease, and multidrug resistance to standard of care antibiotics at baseline.

“While we’re disappointed in these results, we believe there is potential for epetraborole in other NTM populations, such as M. abscessus lung disease, and are pursuing nondilutive means to advance potential clinical development. Going forward, we have made significant progress on our boron chemistry pipeline with several high impact clinical programs in infectious diseases and an emerging oncology portfolio that give us multiple pathways to success,” said Eric Easom, Co-founder, Chairman, President and CEO.” Our clinical programs in Chagas and melioidosis feature first-in-class molecules with the potential to significantly reduce the mortality and impact of these devastating diseases. We also have leveraged our boron chemistry capabilities to identify multiple oncology candidates including potentially best-in-class inhibitors for ENPP1 and PI3Kα with our lead compound(s) expected to enter development later this year. These opportunities, driven by cutting-edge boron chemistry, feature strong intellectual property rights and have the potential to significantly enhance our Company’s value within our existing cash runway.”

Pipeline Programs/ Milestones

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Chagas Disease: The Company has initiated start up activities for a Phase 1 clinical study of its product candidate, AN2-502998, aimed to cure chronic Chagas disease, and expects to complete this trial in 2H25. Chagas disease is a parasitic disease caused by Trypanosoma cruzi that affects an estimated 6-7 million people worldwide, including approximately 300,000 in the U.S., and, if untreated, can result in severe cardiac disease and death. The Company estimates a peak annual sales potential of $1 billion. If approved by the FDA to treat Chagas, AN2-502998 would be eligible for a priority review voucher. AN2-502998 works via the same mechanism of action as acoziborole, a single oral dose cure for human African trypanosomiasis (sleeping sickness), a related disease caused by trypanosome parasites, that demonstrated up to a 95% cure rate in a Phase 3 trial conducted by DNDi/Sanofi. Acoziborole is currently undergoing the regulatory approval process in Europe. AN2-502998 has demonstrated 100% cure of naturally infected chronic Chagas disease in a nonhuman primate model, considered to be highly translatable to the human form of the disease.

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Melioidosis: The Company plans to initiate a Phase 2 study with epetraborole in melioidosis, a potentially lethal bacterial infection and a U.S. national security threat, with a goal of significantly reducing the 3-month mortality rate of ~40% observed in a recent standard-of-care observational trial. If approved for the treatment of melioidosis, the Company would seek a priority review voucher and could generate revenue from U.S. and other governmental stockpiling, as well as from use as treatment in disease-endemic countries, including the U.S.

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NTM caused by M. abscessus: Given the extensive Phase 2/3 data from the EBO-301 study, the Company plans to use non-dilutive funding to advance epetraborole development for the treatment of M. abscessus lung disease, where there is a high unmet need for oral drugs vs. the current burdensome intravenous regimens. Epetraborole’s oral profile, novel mechanism of action, and enabling in vitro and in vivo data, as well as a 256-fold in vitro potency advantage over MAC in the recent TR-MAC Phase 3 trial, suggest that epetraborole is well positioned to potentially help address this high unmet need. The Company has been invited to participate in an ongoing international effort to explore improved treatment regimens, including an all-oral regimen for M. abscessus lung disease.

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Boron Chemistry Pipeline: The Company is pursuing a number of oncology targets where boron chemistry offers a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties and IP. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including CPSF3 (AN2-502998 and acoziborole) and LeuRS (epetraborole, GSK656/AN10070 and tavaborole). The Company has discovered preclinical compounds with profiles that are sub-nanomolar, highly selective and have excellent oral pharmacokinetics. AN2 anticipates advancing the first oncology compound(s) into development later this year with potential clinical proof of concept within the Company’s current cash runway.

•	Global Health: The Company will continue its efforts to tackle global health disease through non-dilutive funding, including tuberculosis and malaria, currently being funded by the Gates Foundation.

For more information about the EBO-301 study, please visit: www.clinicaltrials.gov (NCT05327803).

Outlook and Financial Guidance

Based on the Company’s latest financial and business plan, we project that existing cash and cash equivalents will sustain our operating plans into 2028, extending from our previous guidance through 2027. As of March 31, 2025, our cash, cash equivalents, and investments totaled $78.5 million (unaudited).

Over the past year, we have implemented significant measures to optimize operations and maximize cash efficiency. These actions include a strategic reduction in workforce, reprioritization of our pipeline, and non-dilutive funding for several key programs. We remain dedicated to exploring all avenues to enhance shareholder value and drive efficiency.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics derived from its boron chemistry platform. AN2 has a pipeline of boron-based compounds in development for Chagas disease, NTM, and melioidosis, along with early-stage programs focused on targets in infectious diseases and oncology. We are committed to delivering high-impact drugs to patients that address critical medical needs and improve health outcomes.

For more information, please visit our website at www.an2therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: future milestones from and potential of the Company’s boron chemistry pipeline; enabling NTM data and potential path forward in M. abscessus lung disease; initiation of high impact clinical programs; the Company’s emerging oncology portfolio; expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct and the timing of data and related announcements; the potential of the Company’s boron chemistry platform, including the timing of development compounds and pipeline programs; non-dilutive funding for the Company’s programs; continued efforts to tackle global health disease; intellectual property rights; market estimates; eligibility for priority review vouchers; cash runway; measures to optimize operations and maximize cash efficiency; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s existing and future clinical trials; disruptions at the FDA and other government agencies caused by funding shortages, staff reductions and statutory, regulatory and policy changes; AN2’s ability to procure sufficient supply of its product candidates for its existing and future clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; continued funding by the National Institute of Allergy and Infectious Disease (NIAID) of AN2’s development program for melioidosis; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

COMPANY CONTACT:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

INVESTOR AND MEDIA CONTACT:

Anne Bowdidge

ir@an2therapeutics.com